Exhibit 99.1

CONTACT:	READ IT ON THE WEB
Robert G. Kuhbach	http://www.dovercorporation.com
Vice President, Finance
(212) 922-1640	September 27, 2005
DOVER CORPORATION COMPLETES KNOWLES ELECTRONICS
ACQUISITION FOR $750 MILLION
NEW YORK, New York, Sept 27, 2005 — Dover Corporation (NYSE: DOV) announced today that its Dover Electronics subsidiary has completed the acquisition of Knowles Electronics for $750 million. Knowles will join the Components Group of companies within Dover Electronics.
Knowles anticipates sales of approximately $210 million in 2005, and, given the effect of normal purchase accounting, during the fourth quarter of 2005, its results will have a negative impact on Dover’s earnings per share (“EPS”) of 3-5 cents. Knowles is expected to be accretive to Dover’s earnings in 2006 in the range of 8-12 cents EPS, based on anticipated increases in sales and margins in 2006, after giving effect to the imputed interest cost related to the acquisition purchase price.
Knowles is the leading manufacturer of technologically advanced micro-acoustic component products. It is the world’s largest producer of high performance transducers for hearing aids. Knowles is also the leading manufacturer of MEMS (“micro electro mechanical systems”) microphones, which provide significant advantages over existing technology, with current applications in the high end cell phone market. Sales of these products are expected to drive considerable growth in the next several years in a variety of applications.
Statements in this release may be “forward-looking”, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth more fully in the Company’s SEC filings.
For further information on Knowles Electronics, including applications, markets and products, visit their website at www.knowles.com. Dover is a diversified industrial manufacturer with $6 billion in annualized revenue from operating companies that manufacture specialized industrial products and equipment. Visit www.dovercorporation.com for further information.